Exhibit 99.1

Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804-330-1211
Richmond, Virginia 23225	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR APPOINTS DAVID PARKS TO BOARD OF DIRECTORS

RICHMOND, VA, February 9, 2026 – Tredegar Corporation (NYSE:TG) today announced that it has appointed David Parks as an independent director to its Board of Directors.

“David’s combination of extensive engineering experience, global commercial leadership, and strategic insight makes him an outstanding addition to the Board,” said Greg Pratt, Chairman of the Board. Mr. Pratt added, “His steady, inclusive leadership style and broad experience across advanced materials, consumer products and healthcare will help strengthen Tredegar’s long-term value for shareholders.”

About David Parks

David Parks brings more than 35 years of global operating, commercial, and strategic leadership experience across healthcare, consumer packaged goods, and advanced materials/nonwovens. His career includes engineering, manufacturing, supply chain, marketing, sales, and general management roles at Kimberly-Clark, Avintiv, Berry Global, and Magnera. He served as EVP Global Operations & Engineering for Berry Global prior to his most recent role as President of the Americas of Magnera. Mr. Parks holds a Bachelor of Science in Mechanical Engineering, magna cum laude, from the Georgia Institute of Technology.

About Tredegar

Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,700 employees, the Company operates manufacturing facilities in North America and Asia.

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